As filed with the U.S. Securities and Exchange Commission on August 6, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MYOMO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-0944526
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

137 Portland St., 4th Floor

Boston, Massachusetts 02114

(617) 996-9058

(Address of Registrant’s Principal Executive Offices)

Myomo, Inc. 2018 Stock Option and Incentive Plan

(Full title of the plan)

Paul R. Gudonis

President and Chief Executive Officer

Myomo, Inc.

137 Portland St., 4th Floor

Boston, Massachusetts 02114

(617) 996-9058

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq.

Catherine Magazu, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers 1,085,401 additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Myomo, Inc. (the “Company”) under the Myomo, Inc. 2018 Stock Option and Incentive Plan (as amended, the “Plan”). The number of shares of Common Stock reserved and available for issuance under the Plan is subject to an automatic annual increase on each January 1, beginning in 2021, by an amount equal to four percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the Plan). Accordingly, on January 1, 2024, the number of shares of Common Stock reserved and available for issuance under the Plan increased by 1,085,401 shares. The additional shares are of the same class as other securities relating to the Plan for which the Registrant’s registration statements filed on Form S-8 on June 28, 2018 (Registration No.  333-225952), March 14, 2019 (Registration No. 333-230272), March  19, 2020 (Registration No. 333-237288), June  12, 2020 (Registration No. 333-239133) and June  28, 2023 (Registration No. 333-272982) are effective. The information contained in the Registrant’s registration statements on Form S-8 (Registration Nos. 333-225952, 333-230272, 333-237288, 333-239133 and 333-272982) is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Eighth Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 2.3 contained in the Registrant’s Form 1-A filed on January 6, 2017).

4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 2.4 contained in the Registrant’s Form 1-A filed on January 6, 2017).

4.3	Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation, as amended, of Myomo, Inc., filed with the Secretary of the State of Delaware on January 30, 2020 (incorporated by reference to Exhibit 3.1 contained in the Registrant’s Form 8-K filed on January 30, 2020).

4.4	Second certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation, as amended, of Myomo, Inc., filed with the Secretary of the State of Delaware on June 10, 2021 (Incorporated by reference to Exhibit 3.1 contained in the Registrant’s Form 8-K filed on June 15, 2021).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Marcum LLP, independent registered public accounting firm.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-1 of this Registration Statement on Form S-8).

99.1	Myomo, Inc. 2018 Stock Option and Incentive Plan and form of award agreements (incorporated by reference to Appendix A contained in the Registrant’s Definitive Proxy Statement filed on April 26, 2018).

99.2	Amendment No. 1 to the Myomo, Inc. 2018 Stock Option and Incentive Plan (incorporated by reference to Exhibit A contained in the Registrant’s Definitive Proxy Statement filed on April 28, 2020).

99.3	Amendment No. 2 to the Myomo, Inc. 2018 Stock Option and Incentive Plan (incorporated by reference to Exhibit 99.3 contained in the Registration Statement on Form S-8 (Registration No. 333-225952) on June 28, 2023).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on the 6th day of August, 2024.

MYOMO, INC.

By:	/s/ Paul R. Gudonis
Paul R. Gudonis
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul R. Gudonis and David Henry, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, in any and all capacities, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 of Myomo, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul R. Gudonis Paul R. Gudonis	Chairman, Chief Executive Officer and President (Principal Executive Officer)	August 6, 2024

/s/ David Henry David Henry	Chief Financial Officer (Principal Accounting and Financial Officer)	August 6, 2024

/s/ Thomas A. Crowley, Jr. Thomas A. Crowley, Jr.	Director	August 6, 2024

/s/ Thomas F. Kirk Thomas F. Kirk	Director	August 6, 2024

/s/ Amy Knapp Amy Knapp	Director	August 6, 2024

/s/ Heather Getz Heather Getz	Director	August 6, 2024

/s/ Milton M. Morris Milton M. Morris	Director	August 6, 2024

/s/ Yitzchak Jacobovitz Yitzchak Jacobovitz	Director	August 6, 2024